Exhibit 99.1

WPH SALEM, LLC

Combined Financial Statements

As of and For the Year Ended December 31, 2015

With Independent Auditor’s Report

WPH SALEM, LLC

AUDITED COMBINED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2015

TABLE OF CONTENTS

Page

Independent Auditor’s Report	1-2

Combined Financial Statements:

Combined Balance Sheet	3

Combined Statement of Income and Member’s Equity	4

Combined Statement of Cash Flows	5

Notes to the Combined Financial Statements	6-10

Supplementary Information:

Schedule I - Combining Balance Sheet	11

Schedule II - Combining Statement of Income and Member’s Equity	12

Independent Auditor’s Report

To the Member of
WPH Salem, LLC

Hickory, North Carolina

We have audited the accompanying combined financial statements of WPH Salem, LLC, (a Delaware corporation) which comprise the combined balance sheet as of December 31, 2015, and the related combined statements of income and member’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

730 13th Avenue Drive SE ♦ Hickory, North Carolina 28602 ♦ Phone 828-327-2727 ♦ Fax 828-328-2324
13 South Center Street ♦ Taylorsville, North Carolina 28681 ♦ Phone 828-632-9025 ♦ Fax 828-632-9085
Toll Free Both Locations 1-800-948-0585 ♦ Website: www.martinstarnes.com

1

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of WPH Salem, LLC, as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Combining Information

Our audit was conducted primarily for the purpose of forming an opinion on the combined financial statements as a whole. The Combining Balance Sheet and Combining Statement of Income and Member’s Equity on Schedules I and II are presented for the purpose of additional analysis of the combined financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies, and are not a required part of the combined financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the combined financial statements. The combining information has been subjected to the auditing procedures applied in the audit of the combined financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the combined financial statements or to the combined financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the combining information is fairly stated in all material respects in relation to the combined financial statements as a whole.

Martin Starnes & Associates, CPAs, P.A. Hickory, NC

February 29, 2016

2

WPH SALEM, LLC

COMBINED BALANCE SHEET

DECEMBER 31, 2015

Assets:
Current assets:
Cash and cash equivalents	$215,860
Resident trust fund cash, restricted	68,488
Tenant receivables, net of allowance of $41,309	816,312
Due from affiliates	41,309
Accounts receivable, other	60,756
Escrow deposits	574,784
Security deposits	722,218
Inventory	12,584
Prepaid expenses	159,650
Total current assets	2,671,961

Non-current assets:
Property and equipment, net	908,987
Total non-current assets	908,987

Total assets	$3,580,948
Liabilities and Member’s Equity:
Liabilities:
Current liabilities:
Accounts payable	$720,142
Due to affiliates	6,023
Accrued liabilities	229,035
Resident trust funds payable	68,488
Deferred revenues	152,784
Total liabilities	1,176,472

Member’s Equity:
Member’s capital	2,404,476
Total member’s equity	2,404,476

Total liabilities and member’s equity	$3,580,948

See accompanying notes and auditor’s report.

3

WPH SALEM, LLC

COMBINED STATEMENT OF INCOME AND MEMBER’S EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2015

Revenues:
Assisted living revenue	$9,786,214
Other income	26,668
Total revenues	9,812,882

Operating Expenses:
Salaries and wages	3,081,477
Payroll taxes	315,563
Employee benefits	270,889
Food costs	597,700
Utilities	539,504
Supplies	174,292
Repairs and maintenance	162,209
Insurance	176,466
Property taxes	256,382
Professional/consulting fees	359,737
General and administrative expenses	419,243
Advertising and marketing	21,942
Travel and entertainment	14,228
Management service fee	483,814
Total operating expenses	6,873,446

Capital Related Expenses:
Depreciation and amortization	136,766
Rent/lease building	2,915,174
Total capital related expenses	3,051,940

Net income (loss)	(112,504)
Member’s equity, beginning of year	2,601,980
Contributions by member	15,000
Distributions to member	(100,000)

Member’s equity, end of year	$2,404,476

See accompanying notes and auditor’s report.

4

WPH SALEM, LLC

COMBINED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2015

Cash Flows from Operating Activities:
Net loss	$(112,504)
Adjustments to Reconcile Net Loss to Net Cash and Cash Equivalents
Provided by Operating Activities:
Depreciation and Amortization	136,766
Provision for bad debts	(90,067)
Changes in assets and liabilities:
Resident trust fund cash, restricted	(40,406)
Tenant receivables	(214,737)
Due to/from affiliates	121,916
Accounts receivable, other	(54,618)
Escrow Deposits	(43,383)
Security deposits	33,200
Inventory	71
Prepaid expenses	12,513
Accounts payable	508,789
Accrued liabilities	(91,418)
Resident trust fund payable	31,354
Deferred revenues	11,737
Net cash and cash equivalents provided by operating activities	209,213

Cash Flows from Investing Activities:
Purchase of property and equipment	(197,886)
Net cash and cash equivalents used by investing activities	(197,886)

Cash Flows from Financing Activities:
Capital contributed	15,000
Distributions to member	(100,000)
Net cash and cash equivalents used by financing activities	(85,000)

Net change in cash and cash equivalents	(73,673)

Cash and cash equivalents, beginning of year	289,533

Cash and cash equivalents, end of year	$215,860

See accompanying notes and auditor’s report.

5

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2015

1.	Nature of Business and Summary of Significant Accounting Policies

Nature of Business. WPH Salem, LLC (the “Company”) is a single-member LLC organized under the laws of the State of Delaware. The Company operates a group of five assisted living facilities (OPCOs) operating out of Hickory, North Carolina. Three of the OPCOs (Hamlet AL Holdings LLC, Carteret-Newport AL Holdings LLC and Shelby AL Holdings LLC) are single-member LLCs organized under the laws of the State of North Carolina. Two of the OPCOs (MW Aledo Operating LLC and Danby House LLC) are single-member LLCs organized under the laws of the State of Delaware. Four of the OPCOS operate in North Carolina. Aledo operates in Illinois. The Company primarily serves elderly Medicaid residents who need assistance with basic living activities.

A Summary of the Significant Accounting Policies follows:

Principles of Combining: The combined financial statements include the accounts of the five OPCOs which operate under one master lease. The single-member parent company, HOB I, LLC, a limited liability company which is the sole member, is not included in the combined financial statements. All significant intercompany accounts and transactions between the OPCOs have been eliminated in combination.

Principles of Accounting and Use of Estimates: The Company’s accounting policy is to prepare its financial statements in conformity with accounting principles generally accepted in the United States of America except for the matter more fully discussed above in Nature of Business. The Company uses the accrual method for reporting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Accordingly, actual results could differ from the estimates and assumptions used in the financial statements and related notes.

Listed below are certain significant estimates and assumptions used in the preparation of the financial statements. It is possible that a change in these estimates will occur in the near term.

Accounts Receivable Allowances: The Company evaluates the adequacy of the allowance for credit losses based on historical loss experience and adverse situations that may affect a customer’s ability to pay. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Management reviews accounts receivable on a periodic basis to determine if any receivables will potentially be uncollectible. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

6

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2015

Useful Lives for Depreciation and Amortization: The Company estimates the useful lives of the individual assets when the assets are placed in service. If events and circumstances indicate that property and equipment should be reviewed for possible impairment, the Company will record an impairment charge to the extent that the carrying value of the assets exceed their fair values as determined by valuation techniques appropriate in the circumstances.

Revenue Recognition: Revenue from the rental units is recognized in the month that it is earned, which is when the respective unit is occupied. Tenant leases are for 12 months or less. Services are recognized upon delivery of the services provided.

Cash and Cash Equivalents: Each of the five OPCO’s maintains a separate cash account and performs individual reconciliations. Each account is insured by the federal limits. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Resident Trust Fund, Restricted: Represents residents personal funds held by the Company on behalf of the residents.

Escrow Deposits: Refundable escrow deposits for capital expenditures, property insurance and property taxes are required under provisions of the Master Lease Agreement for each of the facilities (OPCOs) to secure the full, faithful, and punctual performance of lessees (OPCOs). These deposits, in the form of additional lease payments, are due and payable, in arrears. At December 31, 2015, the Company held accumulated escrow deposits of $574,784.

Security Deposits: Represents funds held by the landlord, pursuant to the Master Lease Agreement for capital reserve funds ($709,502) and utility deposits ($12,716) held by the utility company.

Tenant Receivables: Accounting principles generally accepted in the United States of America require the Company to value its accounts receivable at the net realizable value by providing a valuation allowance based on its assessment of the current status of the individual accounts. The Company evaluates the adequacy of the allowance for credit losses based on historical loss experience and adverse situations that may affect a customer’s ability to pay. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Management reviews accounts receivable on a periodic basis to determine if any receivables will potentially be uncollectible. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Allowance for doubtful accounts was $41,309 at December 31, 2015.

7

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2015

Inventories: Inventories, consisting primarily of food for consumption by the residents, are stated at the lower of cost (average cost) or market (net realizable value).

Property and Equipment: Property and equipment are carried at cost. Maintenance, repairs, and minor renewals are charged to expense as incurred, while expenditures which substantially increase useful lives are capitalized. Depreciation is computed on the straight- line method. Depreciable lives consists of computer equipment for 3 years; furniture and fixtures for 7 years; leasehold improvements for 10 years or the term of the lease, whichever is less; and other equipment for 5 years.

Income Taxes: No income tax provision has been included in these financial statements since income or loss of the Company is required to be reported by the member on its income tax return.

The Financial Accounting Standards Board issued guidance on accounting for uncertainty in income taxes. Management evaluates the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustments to the financial statements to comply with the provisions of this guidance.

Advertising: Advertising costs are expensed as incurred. Advertising expense amounted to $21,942 for the year ended December 31, 2015.

Deferred Revenues: Deferred revenues consist of income received from assisted living residents who have prepaid their respective assisted living fee one month in advance.

2.	Property and Equipment

Property and equipment consist of the following:

2015
Furniture, fixtures, and equipment	$199,835
Other equipment	90,049
Leasehold improvements	943,891
1,233,775
Less accumulated depreciation and amortization	(324,788)

Property and equipment, net	$908,987

Depreciation and amortization expense for the year ended December 31, 2015 was $136,766.

8

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2015

3.	Capital Structure

Member’s equity represents the undistributed earnings of the Company.

4.	Commitments and Contingencies

Operating Leases. The Company leases its facilities from an unrelated third-party landlord under non-cancellable operating leases with terms extending through December 31, 2030. The leases are structured as triple net leases requiring the individual OPCOs to pay all executory costs including taxes, insurance, utilities and maintenance.

Future minimum lease payments under the above leases as of December 31, 2015 are as follows:

Year Ending	Lease Payments
2016	$2,770,697
2017	3,033,155
2018	3,097,302
2019	3,162,810
2020	3,229,709
15,293,673
Thereafter	32,322,408
Total	$47,616,081

Total rental expenses for the above operating leases for the year ended December 31, 2015 were $2,915,174.

Concentration of Revenue Risk. The Company provides its services to residents of North Carolina who are Medicaid recipients. The Company faces a concentration of revenue risks resulting from its dependence on the North Carolina Medicaid system. Revenue received under the North Carolina Medicaid Program is subject to audit and retroactive adjustment by the fiscal intermediary. The Company provides estimates for potential adjustments by the fiscal intermediary which may or may not occur in the future years. Adjustments that are significantly different from the applicable estimates are reflected as an increase or decrease in resident services revenue in the year the adjustments are finalized. The Company derived approximately 51% of its revenues from Medicaid for the year ended December 31, 2015.

9

WPH SALEM, LLC

NOTES TO THE COMBINED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2015

5.	Related Party Transactions

Management Fees. The Company has a management agreement with a related party, due to common ownership, to operate the facilities (OPCOs). Management fees paid for the year ended December 31, 2015 totaled $483,814.

6.	Subsequent Events

Management has evaluated events through February 29, 2016, the date the combined financial statements were available to be issued. There are no subsequent events as of February 29, 2016.

10

Schedule I

WPH SALEM, LLC

COMBINING BALANCE SHEET

DECEMBER 31, 2015

	Carteret	Hamlet	Shelby	Aledo	Danby	Eliminating Entries	Combined
Assets:
Current assets:
Cash and cash equivalents	$42,318	$11,019	$831	$140,172	$21,520	$-	$215,860
Resident trust fund cash, restricted	14,824	32,867	6,725	-	14,072	-	68,488
Tenant receivables	5,390	45,315	88,829	300,195	376,583	-	816,312
Due from affiliates	178,967	-	262,000	40,000	1,309	(440,967)	41,309
Accounts receivable, other	8,600	-	39,813	10,471	1,872	-	60,756
Escrow deposits	112,957	116,813	73,068	115,327	156,619	-	574,784
Security deposits	102,387	139,706	95,625	166,250	218,250	-	722,218
Inventory	2,981	2,500	4,500	-	2,603	-	12,584
Prepaid expenses	21,118	13,029	22,330	53,185	49,988	-	159,650
Total current assets	489,542	361,249	593,721	825,600	842,816	(440,967)	2,671,961
Non-current assets:
Property and equipment, net	278,782	111,410	355,588	42,104	121,103	-	908,987
Total non-current assets	278,782	111,410	355,588	42,104	121,103	-	908,987
Total assets	$768,324	$472,659	$949,309	$867,704	$963,919	$(440,967)	$3,580,948

Liabilities and Member’s Equity:
Liabilities:
Current liabilities:
Accounts payable	$177,624	$262,680	$185,052	$30,821	$63,965	$-	$720,142
Due to affiliates	6,023	385,239	55,728	-	-	(440,967)	6,023
Accrued liabilities	55,279	40,615	49,040	16,117	67,984	-	229,035
Resident trust funds payable	14,824	32,867	6,725	-	14,072	-	68,488
Deferred revenues	36,767	-	-	116,017	-	-	152,784
Total current liabilities	290,517	721,401	296,545	162,955	146,021	(440,967)	1,176,472
Total liabilities	290,517	721,401	296,545	162,955	146,021	(440,967)	1,176,472
Member’s Equity:
Member’s capital	477,807	(248,742)	652,764	704,749	817,898	-	2,404,476
Total member’s equity (deficit)	477,807	(248,742)	652,764	704,749	817,898	-	2,404,476
Total liabilities and member’s equity	$768,324	$472,659	$949,309	$867,704	$963,919	$(440,967)	$3,580,948

11

Schedule II

WPH SALEM, LLC

COMBINING STATEMENT OF INCOME AND MEMBER’S EQUITY (DEFICIT)

FOR THE YEAR ENDED DECEMBER 31, 2015

	Carteret	Hamlet	Shelby	Aledo	Danby	Combined
Revenues:
Assisted living revenue	$1,607,792	$1,242,711	$1,675,620	$2,398,335	$2,861,756	$9,786,214
Other income	556	627	525	24,768	192	26,668
Total revenues	1,608,348	1,243,338	1,676,145	2,423,103	2,861,948	9,812,882

Operating Expenses:
Salaries and wages	539,630	411,100	549,178	594,818	986,751	3,081,477
Payroll taxes	59,778	46,006	59,779	59,403	90,597	315,563
Employee benefits	28,755	21,071	32,358	94,100	94,605	270,889
Food costs	111,470	109,819	109,037	115,873	151,501	597,700
Utilities	100,042	80,801	84,121	141,299	133,241	539,504
Supplies	29,394	17,630	30,424	45,198	51,646	174,292
Repairs and maintenance	24,419	23,666	29,729	30,157	54,238	162,209
Insurance	47,084	24,615	37,803	33,111	33,853	176,466
Property taxes	15,053	19,162	22,940	123,032	76,195	256,382
Professional/consulting fees	68,187	89,329	119,160	23,894	59,167	359,737
General and administrative expenses	56,769	65,074	60,121	81,989	155,290	419,243
Advertising and marketing	5,226	1,301	1,557	10,039	3,819	21,942
Travel and entertainment	2,518	2,042	1,187	6,457	2,024	14,228
Management service fee	80,193	60,889	81,818	122,053	138,861	483,814
Total operating expenses	1,168,518	972,505	1,219,212	1,481,423	2,031,788	6,873,446

Capital Related Expenses:
Depreciation and amortization	43,004	20,190	44,170	9,686	19,716	136,766
Rent/lease building	375,316	568,113	393,306	671,654	906,785	2,915,174
Total capital related expenses	418,320	588,303	437,476	681,340	926,501	3,051,940

Net income (loss)	21,510	(317,470)	19,457	260,340	(96,341)	(112,504)

Member’s equity, beginning of year	456,297	68,728	633,307	544,409	899,239	2,601,980
Contributions by member	-	-	-	-	15,000	15,000
Distributions to member	-	-	-	(100,000)	-	(100,000)

Member’s equity (deficit), end of year	$477,807	$(248,742)	$652,764	$704,749	$817,898	$2,404,476

12